Exhibit 99.2

For Immediate Release

VOXX INTERNATIONAL CORPORATION COMPLETES ITS SALE OF HIRSCHMANN CAR COMMUNICATION TO
TE CONNECTIVITY AND RECEIVES APPROXIMATELY $170.0 MILLION

HAUPPAUGE, NY - August 31, 2017- VOXX International Corporation (NASDAQ: VOXX), today announced that it has closed on its previously announced sale of Hirschmann Car Communication GmbH and its worldwide subsidiaries (collectively, “Hirschmann”) to a subsidiary of TE Connectivity Ltd. (NYSE: TEL). The Company received approximately 149.0 million Euro or $170.0 million upon closing based on the terms of the sale and forward contracts at an average U.S. dollar exchange rate of approximately 1.14. There may be additional proceeds received by VOXX, which will be based upon final working capital adjustments to be calculated within 75 days.

Pat Lavelle, President and CEO of VOXX International Corporation stated, “With this transaction closed, we are now in position to pay down our debt in full, which will save us more than $6.0 million in interest payments annually, while providing us with cash on hand and full access to our banking facilities to support our business and pursue a targeted M&A strategy. We are looking to grow organically within each of our segments and inorganically, through complementary acquisitions or ventures that will strengthen our offering, customer reach and financials. Our focus will predominantly be in the domestic markets, where we can leverage our distribution into the retail and automotive sectors and we intend to stay within our current areas of expertise. Over the next year, we will look for synergies and areas to lower our fixed expenses given lower sales volumes related to the Hirschmann sale, while at the same time, ensuring we have the foundation to support accretive acquisitions. We are exploring all avenues that we believe will lead to great value for our customers, employees and shareholders.”

John Shalam, Founder and Chairman of VOXX International Corporation added, “I would like to extend my sincere appreciation and gratitude to the team at Hirschmann, and wish them nothing but continued success in the years ahead. They have enjoyed decades of growth due to their commitment to innovation, and by partnering with their customers to continuously deliver the best antenna and tuner technologies in the industry. Their passion to be at the forefront will only be intensified with TE Connectivity by their side. For VOXX, this is a transformative event as it enables us to strengthen our balance sheet and gives us added flexibility to pursue investments in our current business, and in future technologies and companies we believe will add value. We have significant assets within our portfolio, such as EyeLock, Klipsch, Jamo, Acoustic Research, RCA, 808 Audio and more, as well as new contracts for rear-seat infotainment with some of the largest Automotive OEMs in the world, such as General Motors and Ford. While it will take us time to realign our business and drive savings, we are focused on generating consistent cash flow and profitability in the years ahead.”

As noted in the Company’s press release issued on June 26, 2017, VOXX International Corporation will continue to operate in the Automotive industry and will retain its ongoing OEM business that is not part of this transaction through VOXXHirschmann Corporation. The Company will also continue its Automotive Aftermarket business through its proprietary brands and 3rd-party distribution agreements. The continuing operations include the Company's market-leading rear-seat infotainment solutions, car security and remote start systems, remote start modules, app-based vehicle security solutions, keyless entry products and its newest innovation, the eFob, satellite radio products, and telematics, among others. Business lines that will be sold as part of this agreement include Hirschmann's antenna, smart antenna, multi-digital tuner and commercial asset tracking business, which incorporates various technologies and product lines. Under the terms of the agreement, VOXX International will phase out the VOXXHirschmann name over a period of two years.

Wells Fargo Securities is acting as exclusive financial advisor to VOXX International on the transaction.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Today, VOXX International Corporation has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers. The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, Car Connection®, 808®, AR for Her®, and Prestige®. International brands include Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2017.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com